Exhibit 99.1

CHAMPION PARTS REPORTS CONTINUED PROFITABILITY

FOR FOURTH QUARTER AND HIGHER YEAR-END PROFITS

HOPE, Ark., Mar. 31, 2004 -- Champion Parts, Inc. (OTC/BB:CREB), remanufacturer of automotive parts, today reported continued profitability for the fourth quarter, and substantially higher profits for the year ended Dec. 31, 2003.

Champion Parts today reported net income for the fourth quarter ended Dec. 31, 2003 of $221,000, or $0.06 per share, compared to $351,000, or $0.10 per share for the same period in 2002.  Net sales increased to $5,869,000, against $5,618,000 in 2002.

For the year 2003, the company reported net income of $1,130,000, or $0.31 per share, compared to $367,000, or $0.10 per share for the same period in 2002.  Net sales were $24,038,000, compared to $24,790,000 in 2002.

Jerry A. Bragiel, president and chief executive officer, said,  “We are pleased with our continued profitability generated in the fourth quarter and year ended December 31, 2003.  Recurring growth achieved by our B & T Division generated significant gains in net sales of air conditioning products. This strong contribution in revenue along with sales increases for our constant velocity axle product lines mitigated much of the company’s declining sales in the carburetor products.”

The chief executive also noted that the company’s plant consolidation program and resultant efficiencies contributed to the company’s increased operating profits.  “We were also successful in achieving lower costs of products sold, reflecting the manufacturing improvements and overhead cost reductions at the Hope facility,” Bragiel said.

Additionally, the company reported it is expecting to replace its existing loan facility with a new revolving credit facility and a new term loan on its Hope, Ark. property, with other lenders.  The company said it has a sale agreement pending on its real estate property in Beech Creek, Pa., and remains in compliance with the tangible net worth covenant contained in its current loan agreement.   The company also said, once the new credit facilities are in place and the real estate sale is completed, the company’s borrowing availability under these new credit agreements, together with the cash flow generated from operations, will be sufficient to meet the working capital needs over the next fiscal year and beyond.

 Champion Parts remanufactures fuel system components, air conditioning compressors, front wheel drive assemblies, and other underhood electrical and mechanical products for the passenger car and light truck, agricultural, heavy-duty truck and marine parts aftermarket.

Champion Parts, Inc.

Certain forward-looking statements in this press release involve various risks and uncertainties, including, without limitation, those statements relating to refinancing.  These statements are forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.  Although the company believes that its forward-looking statements are reasonable, there are no assurances that such statements will prove to be correct.  Attention is directed to the discussion of risks and uncertainties contained in the Factors Which May Affect Future Results section of the company’s Form 10-K and other reports filed with the Securities and Exchange Commission.

CHAMPION PARTS, INC.

Consolidated Results

For the period ended December 31, 2003

	Twelve Months Dec. 31, 2003	Twelve Months Dec. 31, 2002	4th Quarter Dec. 31, 2003	4th Quarter Dec. 31, 2002
Net Sales	$24,038,000	$24,790,000	$5,869,000	$5,618,000
Costs and Expenses:
Cost of products sold	19,813,000	20,804,000	4,910,000	4,514,000
Selling, distribution & administrative	2,699,000	2,680,000	647,000	594,000
Relocation and restructuring costs	-0-	455,000	-0-	(76,000)
Total costs and expenses	22,512,000	23,939,000	5,557,000	5,032,000
Operating income	1,526,000	851,000	312,000	586,000
Non-operating (income)/expense:
Interest expense	468,000	529,000	119,000	117,000
Other non-operating (income)	(109,000)	(50,000)	(65,000)	122,000
Total non-operating expense	359,000	479,000	54,000	239,000

Income before income taxes	1,167,000	372,000	258,000	347,000

Income taxes	37,000	5,000	37,000	(4,000)

Net income	$ 1,130,000	$ 367,000	$ 221,000	$ 351,000

Weighted Average Common Shares Outstanding at December 31, 2003:
Basic	3,655,266	3,655,266	3,655,266	3,655,266
Diluted	3,704,465	3,655,266	3,704,465	3,655,266
Earnings Per Common Sh. - Basic:
Net income per common share - basic	$ 0.31	$ 0.10	$ 0.06	$ 0.10
Earnings Per Common Sh. - Diluted:
Net income per common share - diluted	$ 0.31	$ 0.10	$ 0.06	$ 0.10

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